                                                                      Exhibit 11

                           INTERNATIONAL PAPER COMPANY
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)
                     (In millions, except per share amounts)

                                                                 Three Months Ended             Nine Months Ended
                                                                    September 30,                 September 30,
                                                                --------------------         ---------------------
                                                                 2002          2001           2002           2001
                                                                ------        ------         ------        -------
Earnings (loss) before extraordinary items and
  accounting change                                             $  145        $ (275)        $  425        $  (570)
Extraordinary items                                                  -             -              -            (46)
Cumulative effect of accounting change                               -             -              -            (16)
                                                                ------        ------         ------        -------
Net earnings (loss)                                                145          (275)           425           (632)
Effect of dilutive securities                                        -             -              -              -
                                                                ------        ------         ------        -------
Net earnings (loss) - assuming dilution                         $  145        $ (275)        $  425        $  (632)
                                                                ======        ======         ======        =======
Average common shares outstanding                                481.1         482.9          482.0          482.9
Effect of dilutive securities
   Stock options                                                   1.2           -              1.8            -
                                                                ------        ------         ------        -------
Average common shares outstanding - assuming dilution            482.3         482.9          483.8          482.9
                                                                ======        ======         ======        =======
Earnings (loss) per common share before extraordinary
  items and accounting change                                   $ 0.30        $(0.57)        $ 0.88        $ (1.18)
Extraordinary items                                                  -             -              -          (0.10)
Cumulative effect of accounting change                               -             -              -          (0.03)
                                                                ------        ------         ------        -------
Net earnings (loss) per common share                            $ 0.30        $(0.57)        $ 0.88        $ (1.31)
                                                                ======        ======         ======        =======
Net earnings (loss) per common share - assuming dilution        $ 0.30        $(0.57)        $ 0.88        $ (1.31)
                                                                ======        ======         ======        =======

Note: If an amount does not appear in the above table, the security was antidilutive for the period presented. Antidilutive securities included preferred securities of a subsidiary trust for the periods presented. Stock options are antidilutive in periods when net losses are recorded.

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